Exhibit 10.1

THIRD AMENDMENT

THIS THIRD AMENDMENT (this “Amendment”) dated as of December 30, 2008 to the Credit Agreement referenced below is by and among Epicor Software Corporation, a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereto (the “Guarantors”), the Lenders identified on the signature pages hereto and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, credit facilities have been extended to the Borrower pursuant to the Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of December 16, 2007 among Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent; and

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement and the Required Lenders have agreed to the requested modifications on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2. Amendment.

2.1 The Aggregate Revolving Commitments are permanently reduced from $150 million to $100 million. Such reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage.

2.2 The definitions of “Base Rate”, “Consolidated EBITDA” and “Eurocurrency Base Rate” in Section 1.01 are amended to read as follows:

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Prime Rate and (c) except during a Eurocurrency Unavailability Period, the Eurocurrency Rate plus 1.00%.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) the amount of depreciation and amortization expense for such period (including the impairment of goodwill as defined under FAS 142) and (iv) non-cash stock based compensation charges for such period plus (c) the following amounts: (i) for the period of four fiscal quarters ending as of the end of the first fiscal quarter ending after the Funding Date, $11,500,000; (ii) for the period of four fiscal quarters ending as of the end of the second fiscal quarter ending after the Funding Date, $8,625,000; (iii) for the period of four fiscal quarters ending as of the end of the third fiscal quarter ending after the Funding Date, $5,750,000; and (iv) for the period of four fiscal quarters ending as of the end of the fourth fiscal quarter ending after the Funding Date, $2,875,000; plus (d) restructuring charges incurred during the fiscal quarter ended December 31, 2008 in an aggregate amount up to $4,000,000.

“Eurocurrency Base Rate” means:

(a) For any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”) as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. London time two Business Days prior to the commencement of such Interest Period.

(b) For any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. London time on the date of determination (provided that if such date is not a Business Day, the next preceding Business Day) for Dollar deposits (for delivery on such date) with a term equivalent to one month or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurocurrency market at their request at approximately 11:00 a.m. London time on the date of determination. If the Administrative Agent is not able to determine the rate pursuant to this clause (b), then such rate shall be deemed to be the Prime Rate.

2.3 The definitions of “Availability”, “Domestic Liquidity”, “Eurocurrency Unavailability Period”, “Impacted Lender” and “Prime Rate” are added to Section 1.01 to read as follows:

“Availability” means, as of any date of determination, (i) the Aggregate Revolving Commitments in effect on such date less (ii) the Total Revolving Outstandings on such date.

“Domestic Liquidity” means, as of any date of determination, the sum of:

(a) all cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries on such date that (i) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Subsidiaries, (ii) are not subject to a Lien (other than Liens permitted under clauses 8.01(m) and (n)) in favor of any Person other than the Administrative Agent and (iii) are otherwise generally available for use by the Borrower and its Domestic Subsidiaries; plus

(b) the maximum amount of Availability that the Borrower could borrow on such date to the extent that, after giving effect to such borrowing, the ratio of (i) Consolidated Funded Indebtedness (other than (A) Subordinated Indebtedness and (B) Funded Indebtedness that is not secured by a Lien on any property of the Borrower or any Subsidiary) as of such date to (ii) Consolidated EBITDA for the period of the four fiscal quarters most recently ended shall not exceed the ratio permitted by Section 8.11(b) for the end of the period of the four fiscal quarters most recently ended.

“Eurocurrency Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 3.03 shall remain in force and effect.

“Impacted Lender” means any Lender as to which (a) the L/C Issuer has a good faith belief that such Lender has failed to fulfill its obligations under one or more other syndicated credit facilities or (b) any Person that controls such Lender has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

2.4 Section 2.03(a)(iii)(F) is amended to read as follows:

(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender or an Impacted Lender, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

2.5 The following is added to the end of Section 2.03(i):

Notwithstanding anything to the contrary in this Section 2.03(i), (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fee accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.

2.6 The following sentence is added to Section 2.04(a) immediately after the first sentence thereof:

Notwithstanding anything herein to the contrary, the Swing Line Lender shall be under no obligation to make any Swing Line Loan if a default of any Lender’s obligations to fund under Section 2.04(c) exists or any Lender is at such time a Defaulting Lender or an Impacted Lender, unless the Swing Line Lender has entered into arrangements satisfactory to the Swing Line Lender with the Borrower or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender.

2.7 The following is added immediately following the second sentence of Section 2.09(a):

Notwithstanding anything to the contrary in this Section 2.09(a), (1) no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.

2.8 Section 3.02 and Section 3.03 are amended to read as set forth below:

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, from the date of such notice to the date such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist:

(a) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Eurocurrency Rate Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (with the Base Rate determined other than by reference to the Eurocurrency Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans; and

(b) if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurocurrency Base Rate, then all Base Rate Loans shall accrue interest at a Base Rate determined without reference to the Eurocurrency Rate.

Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.

If the Required Lenders determine in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency), or (c) the Eurocurrency Base Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with a Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies and Base Rate Loans determined by reference to the Eurocurrency Rate shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (with the Base Rate determined other than by reference to the Eurocurrency Rate) in the amount specified therein.

2.9 In Section 8.01, clauses (s) and (t) are renumbered as clauses (t) and (u) and a new clause (s) is added to read as follows:

(s) Liens in favor of the L/C Issuer or the Swing Line Lender, as applicable, on cash collateral securing the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations in L/C Obligations and Swing Line Loans;

2.10 Clause (ii) of Section 8.06(f) is amended to read as follows:

(ii) the aggregate amount of such Restricted Payments shall not exceed $50 million during the term of this Agreement (it being understood that Restricted Payments made in common stock of the Borrower shall be permitted under this clause (f) without regard to such $50 million cap);

2.11 Section 8.12(f) is amended to read as follows:

(f) Make (or give any notice with respect thereto) any optional (on the part of the Borrower) payment or prepayment on, or redemption or acquisition for value of (including, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of, any Convertible Securities or any Additional Indebtedness of the Borrower or any Domestic Subsidiary, other than any prepayment of any revolving credit facility that constitutes Additional Indebtedness; provided that (i) this Section 8.12(f) shall not prevent any Net Share Settlement or other payment required to be made under the terms of any Convertible Securities and (ii) the Borrower may make cash payments or payments of common stock of the Borrower to prepay, redeem or acquire for value Convertible Senior Notes provided that (A) no Default exists, (B) prior to making any such cash payment, the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower demonstrating that (x) upon giving effect to such cash payment on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which the Loan Parties were required to deliver financial statements pursuant to Section 7.01(a) or (b) and (y) upon giving effect to such cash payment, Domestic Liquidity is at least $75 million, (C) the aggregate amount of such cash payments shall not exceed $25 million during the term of this Agreement and (D) such cash payments shall reduce on a dollar for dollar basis the amount of Restricted Payments permitted by Section 8.06(f)(ii).

2.12 The Loan Parties and the Required Lenders agree that the financial covenants set forth in Section 8.11 shall be calculated without giving effect to FSP APB 14-1 (which will be effective January 1, 2009).

3. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of each of the following conditions precedent:

(a) execution of this Amendment by the Loan Parties and the Required Lenders; and

(b) payment by the Borrower to the Administrative Agent, for the account of each Lender that executes this Amendment by no later than December 30, 2008, of an amendment fee equal to 25 basis points (0.25%) on the Revolving Commitment and outstanding Term Loan of such Lender (after giving effect to the reduction of such Revolving Commitment pursuant to the terms of this Amendment).

4. Reaffirmation of Obligations. Each of the Loan Parties (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

5. Reaffirmation of Security Interests. Each of the Loan Parties (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment shall in no manner impair or otherwise adversely effect any of the Liens granted in or pursuant to the Loan Documents.

6. No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

7. Counterparts; Delivery. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.

8. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Third Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	EPICOR SOFTWARE CORPORATION, a Delaware corporation

	By:	/s/ VINCENT LOWDER
	Name:	Vincent Lowder
	Title:	Vice President & Assistant Treasurer

GUARANTORS:	CRS RETAIL SYSTEMS, INC., a New York corporation

	By:	/s/ JOHN D. IRELAND
	Name:	John D. Ireland
	Title:	Director & President

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ ROBERT RITTELMEYER
	Name:	Robert Rittelmeyer
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ FRED L. THORNE
	Name:	Fred L. Thorne
	Title:	Managing Director

KEYBANK NATIONAL ASSOCIATION

By:	/s/ RAED Y. ALFAYOUMI
Name:	Raed Y. Alfayoumi
Title:	Vice President

WELLS FARGO BANK, N.A.

By:	/s/ SAMANTHA MARKS
Name:	Samantha Marks
Title:	Vice President

HSBC BANK USA, N.A.

By:	/s/ ANDREW HIETALA
Name:	Andrew Hietala
Title:	First Vice President

[Signature Pages Continue on Next Page]

COMERICA BANK

By:	/s/ BONNIE KEHE
Name:	Bonnie Kehe
Title:	SVP

CITIBANK, N.A.

By:
Name:
Title:

CALIFORNIA BANK & TRUST

By:	/s/ URSULA ST. GEME
Name:	Ursula St. Geme
Title:	Vice President

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ MARGARET FURBANK
Name:	Margaret Furbank
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

CITY NATIONAL BANK

By:	/s/ GAREN PAPAZYAN
Name:	Garen Papazyan
Title:	Vice President

MERRILL LYNCH COMMERCIAL FINANCE CORP.

By:	/s/ DANIEL SPENCER
Name:	Daniel Spencer
Title:	Vice President